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                                 EXHIBIT 10.53


                $10,000,000 Revolving Credit Agreement (letter)
                      with Comerica dated October 20, 1994














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                                                          [LETTERHEAD,COMERICA]



October 20, 1994

Kent Robertson
Senior Vice President
Pyramid Technology Corporation
3860 North First Street
San Jose, CA 95134

Dear Kent,

Comerica Bank - California ("Bank") is pleased to commit to Pyramid Technology Corporation ("Borrower") the following credit facility:

TYPE/AMOUNT:                      $10,000,000 revolving line of credit
                                  including a within line facility for standby and documentary letters of credit up to $5,000,000.

FOREIGN EXCHANGE:                 Availability for spot and forward foreign
                                  exchange contracts in addition to the
                                  revolving line of credit.

PURPOSE: To provide cash for short term operating needs, letters of credit and foreign exchange transactions.

ADVANCES:                         Advances are subject to being in compliance
                                  with all the terms and conditions of the Loan
                                  Agreement.

PRICING:                          Interest Rate:  Prime rate.
                                  Labor and Fixed rate options are available.

                                  Facility fee: .3% p.a. on the commitment amount due upon acceptance. ($35,000,000 for 14 months).

                                  Standby letter of credit fees vary on the maturity and the dollar amount. Standard documentary letter of credit fees.

REPAYMENT:                        Interest is to be paid monthly.

EXPIRATION:                       December 31, 1995.  Documentary Letters of
                                  Credit up to 120 days and Standby Letters of Credit up to 1 year with no letter of credit to letter of credit to extend beyond 120 days after line expiration. Letters of credit expiring beyond the line expiration without a line renewal will be cash secured.

SECURITY:                         First security interest in Borrower's
                                  Domestic Accounts Receivable and Domestic
                                  Inventory.  The security interest would be
                                  released upon the Borrower (a) achieving two
                                  consecutive quarters of increasing revenues
                                  and positive increasing operating and after
                                  tax profitability of at least $500,000 per
                                  quarter and
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                                  $2,000,000 on a cumulative basis beginning
                                  with the first quarter in Borrower's fiscal year 1995 evidenced by 10 Q reports and (b) being in compliance with the terms and conditions of the loan agreement and (c) meeting the unsecured financial covenants.
                                  Utilization of the unsecured facility
                                  (including letters of credit) will be
                                  governed by a certificate being required with each advance and at least monthly indicating that the borrower maintains a minimum of $10 million of money market funds, commercial paper or other money market instruments.

OTHER CONDITIONS:

This credit facility will be subject to a satisfactory pre-loan accounts receivable audit (limited to a $750 cost) and execution of documentation including a loan agreement which will include but will not be limited to the following conditions:

1)    Borrower is to maintain the following financial covenants when secured:

           a)    Minimum quick ratio of 1.0.

           b)    Maximum debt to tangible net worth of 1.0.

           c) Minimum tangible net worth of $90,000,000 increasing by 75% of quarterly profits and 90% of new equity raised after 6-30-94.

           d) Borrower is not to lose in excess of $1,500,000 on an operating and after tax basis for the quarter ending December 31, 1994. Borrower is to be profitable on a quarterly operating and after tax basis with the exception of any one quarter in a fiscal year which may be a loss of up to $1,500,000. Borrower is not to have two consecutive loss quarters with the exception of the first and second quarters of fiscal year 1995.

           e)    Borrower is to be profitable for fiscal year 1995.

2)    Borrower is to maintain the following financial covenants when unsecured:

           a)    Minimum quick ratio of 1.25.

           b)    Maximum debt to tangible net worth of .75.

           c)    Minimum tangible net worth covenant is the same as 1 c).

           d)    Quarterly profitability covenant is the same as 1 d).

           e)    Annual profitability is the same as 1 e).

3)    Borrower to provide Bank with:

           a) Quarterly 10Q and the company prepared consolidated and consolidating financial statements the sooner of when they are publicly available or within 45 days of quarter end.
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           b)    Annual unqualified CPA audited consolidated financial
                 statements and 10K within ninety (90) days of fiscal year end.

           c)    Copies of all SEC reports.

           d) Budgets, sales projections or other financial exhibits which Bank may reasonably request.

           e) Quarterly Accounts Receivable and Payable agings within 15 days of quarter end. Monthly within 15 days of month end when borrowing.

           f)    Quarterly Covenant Compliance Certificate.

           g) "Minimum Money Market Investment" certificate with each advance and at least monthly when borrowing under the unsecured facility.

4)    Without Bank's prior written approval, Borrower will not:

           a) Pledge assets other than to Bank except for purchase money transactions for capital equipment. When Borrower is unsecured no lien is to exist on current assets. Borrower is not to grant a non-pledge agreement to any other party.

           b) Enter into direct borrowings except for normal trade credit for purchase money transactions. Guarantees are not to exceed $3,000,000 or those mutually agreed upon.

           c) Enter into any merger or acquisition except with company stock. In addition to company stock the Borrower may use cash not to exceed $5,000,000 on a cumulative basis.

           d)    Declare or pay cash dividends or repurchase company stock.

           e) Make capital expenditures in excess of $18,000,000 per fiscal year.

           f) Create indebtedness for financing of specific capital assets in excess of $18,000,000 per fiscal year.

5) Bank shall have the right to audit Borrower's financial records. Audit costs are for the account of the Borrower. Audits will be annual if there is no utilization and semi-annual when borrowing. Audit costs are to be limited to $750 per audit.

6) Borrower is to provide evidence of full risk insurance covering all assets pledged to the Bank with the Bank named as loss payee.

7) There shall be a cross default and secured provision between this credit and any existing or future credit arrangements.

8) Out of pocket costs, documentation costs including legal fees are for the account of the Borrower. Legal costs for loan agreement preparation are to be limited to $5,000.

9)     Borrower is to maintain its primary depository accounts with the Bank.
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If the above credit facility meets with your approval, acknowledge your acceptance by signing and returning this letter along with a check for the facility fee to Comerica Bank - California by the close of business on Monday, October 31, 1994. This commitment will expire unless it is accepted in writing by October 31, 1994.

We appreciate the opportunity of being able to provide this credit facility to Pyramid Technology Corporation and hope this will be a solid foundation for the beginning of a growing relationship.

Sincerely,


/s/ Alan Sepsen
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Alan Jepsen
Vice President and Assistant Manager
High Technology Division
Comerica Bank - California

Agreed to and accepted by Pyramid Technology Corporation


- - --------------------------------------
Kent Robertson
Senior Vice President
Pyramid Technology Corporation

Date:  -------------------------------